Exhibit 99.1

P R E S S R E L E A S E King Pharmaceuticals Contacts: James E. Green, Executive Vice President, Corporate Affairs 423-989-8125 David E. Robinson, Senior Director, Corporate Affairs 423-989-7045
     FOR IMMEDIATE RELEASE
KING PHARMACEUTICALS REPORTS PETITION
FOR REHEARING AND REHEARING EN BANC DENIED
BRISTOL, TENNESSEE, December 3, 2007 – King Pharmaceuticals, Inc. (NYSE:KG) reported that its petition for rehearing and rehearing en banc was denied today by the U.S. Court of Appeals for the Federal Circuit. The Company filed the petition following the Court’s decision in September regarding the validity of United States Patent No. 5,061,722, a composition of matter patent for ALTACE® (ramipril). The decision applied the recent U.S. Supreme Court decision in the KSR International v. Teleflex case to invalidate the patent on the basis of obviousness. King is evaluating its remaining legal options with respect to the patent following today’s decision to deny the petition.
About King Pharmaceuticals® , Inc.
King Pharmaceuticals®, Inc., headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.
# # #
EXECUTIVE OFFICES
KING PHARMACEUTICALS® , INC.
501 FIFTH STREET, BRISTOL, TN 37620